Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the Third Quarter 2012

Third Quarter 2012 Highlights

Third quarter revenue totaled $29.2 million, a 46% increase over the same period in 2011

Fifteen RIO® systems sold in the third quarter, increasing worldwide commercial installed base to 141 RIO systems and domestic commercial installed base to 138 RIO systems

A total of thirty RIO systems sold worldwide in the first nine months of 2012

2,413 MAKOplasty® procedures performed in the third quarter, a 33% increase over the same period in 2011

7,300 MAKOplasty procedures performed in the first nine months of 2012, a 56% increase over the same period in 2011

Fourteen MAKOplasty Total Hip Arthroplasty (THA) applications sold in the third quarter, of which three were sold to existing customers

As of September 30, 2012, 60% of worldwide commercial installed base have the MAKOplasty THA application

Commercial launch of MAKOplasty RIO 2.5 and Hip 2.0 software

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — November 7, 2012 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets its RIO® Robotic Arm Interactive Orthopedic surgical platform, MAKOplasty® joint specific applications and proprietary RESTORIS® implants that together enable orthopedic surgeons to consistently, reproducibly and precisely treat patient specific osteoarthritic disease, today announced its operating results for the quarter ended September 30, 2012.

Recent Business Developments

RIO Systems – Fifteen RIO systems were sold during the third quarter to domestic customers. These fifteen RIO systems bring MAKO’s worldwide commercial installed base of RIO systems to 141 systems and domestic commercial installed base to 138 systems as of September 30, 2012.

MAKOplasty Procedure Volume – During the third quarter, 2,413 MAKOplasty procedures were performed, of which 2,322 were performed at domestic sites. Of the 2,322 domestic procedures, 302 were Total Hip Arthroplasty (THA) procedures. The 2,413 MAKOplasty procedures performed represent a 7% decrease over the procedures performed in the second quarter of 2012 and a 33% increase over the procedures performed in the third quarter of 2011. The average monthly utilization per system was 6.2 procedures during the third quarter of 2012, a decrease from 7.2 procedures per system per month in the second quarter of 2012 and 6.5 procedures per system per month in the third quarter of 2011. Through September 30, 2012, over 20,000 procedures had been performed since the first procedure in June 2006.

MAKOplasty Total Hip Arthroplasty Applications – In the third quarter, fourteen MAKOplasty THA applications were sold, eleven of which were sold with the domestic RIO systems sales during the quarter and three of which were sold as upgrades to existing customers with knee-only commercial systems. As of September 30, 2012, 85 RIO systems, or 60% of the worldwide commercial installed base, have the MAKOplasty THA application.

Clinical Research and Marketing – Efforts to build a strong base of clinical evidence for both partial knee and total hip MAKOplasty continue, with over 70 clinical studies currently in process. During the third quarter, MAKOplasty was discussed in five presentations at the International Society for Technology in Arthroplasty (ISTA) 2012 Meeting in Sydney, Australia and in three presentations at the Harvard Advances in Arthroplasty Meeting in Boston, Massachusetts. Two MAKOplasty presentations at these meetings were of particular significance. At ISTA, the two year survivorship data on MAKO’s RESTORIS MCK onlay medial unicompartmental implant using the RIO system was presented. This four-site study reported on two year post implantation outcomes for 224 patients, and showed a 0.4% revision rate at two years for MCK implants using the RIO, as compared to revision rates for manually placed unicompartmental knees, which are documented at 4.0% in the Swedish and 4.9% in the Australian registries. At the Harvard meeting, Dr. Henrik Malchau compared acetabular cup placement in 77 MAKOplasty THA cases done at four hospitals to the results presented by Callanan et al in the 2011 Clinical Orthopaedics and Related Research (CORR) Charnley Award Paper. Based on 2D image evaluation of the post-op x-rays, 84% of the RIO cases were inside the Massachusetts General Hospital restricted safe zone compared to 47% reported in the CORR paper, while the 3D image evaluation of the data showed that 96% of the cases were within this restricted safe zone.

Product Commercial Launches – In the third quarter, MAKO commercially launched the RIO 2.5 software, which improves the efficiency of the MAKOplasty partial knee application, speeds up the registration process and generally improves ease of use. Also in the third quarter, MAKO commercially launched the MAKOplasty THA 2.0 software, which enables the direct anterior approach for MAKOplasty total hip, as well as the use of the MAKO RESTORIS PST Cup and Tapered Stem implant, designed in collaboration with Pipeline Orthopedics, which was released in October 2012.

Pipeline Investment – Following the launch of the RESTORIS PST Cup and Tapered Stem and in order to further strengthen an already constructive relationship, MAKO has agreed to issue $7.0 million in MAKO common stock to Pipeline Biomedical Holdings, Inc. Pipeline is the parent company of Pipeline Orthopedics, MAKO’s partner in advanced implant development and commercialization. The $7.0 million consists of a $4.5 million equity investment in Pipeline and $2.5 million which shall be applied as a credit pursuant to the commercial agreement between the parties.

“We made progress in the third quarter towards reestablishing our growth trajectory in RIO system placements and have begun to put the building blocks in place to drive MAKOplasty procedure volume and utilization,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO. “We recognize that it will take time for the constructive improvements we are making to fully manifest; however, we believe these changes will ultimately optimize our business and provide for our long term success.”

2012 Third Quarter Financial Review

Revenue was $29.2 million in the third quarter of 2012 compared to $20.0 million in the third quarter of 2011, representing a 46% increase. Revenue in the third quarter of 2012 primarily consisted of $12.0 million in revenue from the sale of implants and disposables used in the 2,413 MAKOplasty procedures performed in the quarter, $14.4 million in revenue from the sale of fifteen RIO systems and three MAKOplasty THA applications to existing customers, and $2.7 million in revenue from service.

Gross profit for the third quarter of 2012 was $17.2 million compared to a gross profit of $13.2 million in the same period in 2011. Gross margin for the third quarter of 2012 was 59%, consisting of a 48% margin on procedure revenue, a 62% margin on RIO system revenue and an 89% margin on service revenue. Procedure gross margin for the third quarter of 2012 was negatively impacted by an inventory reserve adjustment of $3.1 million for excess hip implant inventory. Excluding the $3.1 million inventory reserve adjustment, the margin on procedures would have been 74% for the third quarter of 2012.

Operating expenses were $26.6 million in the third quarter of 2012 compared to $22.8 million in the third quarter of 2011. The increase in operating expenses was primarily attributable to the following: an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the RIO system, MAKOplasty applications and RESTORIS implant systems; and an increase in general and administrative costs as MAKO continued to build infrastructure to support growth.

Net loss for the three months ended September 30, 2012 was $6.6 million, or $(0.15) per basic and diluted share, based on average basic and diluted shares outstanding of 42.3 million. Included in net loss for the three months ended September 30, 2012 was non-cash and non-operating income of $3.1 million associated with the change in fair value of a derivative asset related to a credit facility agreement. This compares to a net loss for the same period in 2011 of $9.7 million, or $(0.24) per basic and diluted share, based on average basic and diluted shares outstanding of 41.0 million.

Cash, cash equivalents and investments were $28.4 million as of September 30, 2012 compared to $58.7 million as of December 31, 2011. As of September 30, 2012, no amounts have been drawn under the credit facility agreement with affiliates of Deerfield Management Company, L.P.

2012 Nine-Month Financial Review

Revenue was $72.5 million for the nine months ended September 30, 2012 compared to $51.6 million for the nine months ended September 30, 2011, representing a 40% increase. Revenue for the nine months ended September 30, 2012 primarily consisted of $36.6 million in revenue from the sale of implants and disposables used in the 7,300 MAKOplasty procedures performed in the nine months ended September 30, 2012, $28.5 million in revenue from the sale of twenty-nine of the thirty RIO systems and fourteen MAKOplasty THA applications to existing customers, and $7.4 million in revenue from service. In addition to the twenty-nine recognized RIO system sales, the revenue associated with the sale of an international demonstration system was deferred due to a contingent obligation to reimburse the distributor for the costs it incurs in the regulatory process should the agreement be terminated prior to obtaining regulatory approval.

The net loss for the nine months ended September 30, 2012 was $26.8 million, or $(0.64) per basic and diluted share, based on average basic and diluted shares outstanding of 42.1 million. Included in net loss for the nine months ended September 30, 2012 was non-cash and non-operating income of $2.9 million associated with the change in fair value of a derivative asset related to a credit facility agreement. This compares to a net loss for the same period in 2011 of $30.6 million, or $(0.75) per basic and diluted share, based on average basic and diluted shares outstanding of 40.6 million.

Outlook

2012 annual guidance of 42 to 48 expected RIO system sales remains unchanged. Despite an otherwise favorable outlook for MAKOplasty procedures in the fourth quarter, based on the total procedures performed in the first three quarters of 2012 and the unknown net effect of Hurricane Sandy, MAKO is resetting its 2012 annual guidance to 10,200 to 10,600 expected MAKOplasty procedures, from prior guidance of 11,000 to 12,000 procedures.

Conference Call

MAKO will host a conference call today at 4:30 pm ET to discuss its third quarter 2012 results. To listen to the conference call, please dial 877-843-0414 for domestic callers and 914-495-8580 for international callers approximately ten minutes prior to the start time. The participant code is 31473915. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets its RIO® Robotic-Arm Interactive Orthopedic system, joint specific applications for the knee and hip, and proprietary RESTORIS® implants for orthopedic procedures called MAKOplasty®. The RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology, which enables precise, consistently reproducible bone resection for the accurate insertion and alignment of MAKO's RESTORIS implants. The MAKOplasty solution incorporates technologies enabled by an intellectual property portfolio including more than 300 U.S. and foreign, owned and licensed, patents and patent applications. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, unanticipated changes in the timing of the sales cycle for MAKO’s products or the vetting process undertaken by prospective customers, changes in competitive conditions and prices in MAKO’s markets, delays in MAKO’s product development cycles, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, decreases in utilization of MAKO’s principal product lines or in procedure volume, the effects of Hurricane Sandy, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, both nationally and internationally, unanticipated issues in complying with domestic or foreign regulatory requirements related to MAKO’s current products, including Medical Device Reporting requirements and other required reporting to the United States Food and Drug Administration, or securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, the impact of the United States healthcare reform legislation enacted in March 2010 on hospital spending, reimbursement, and the taxing of medical device companies, the potential impact of the informal Securities and Exchange Commission inquiry and the findings of that inquiry, any unanticipated impact arising out of the securities class action or any other litigation brought against MAKO, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s periodic filings with the Securities and Exchange Commission, including MAKO’s annual report on Form 10-K for the year ended December 31, 2011 filed on March 8, 2012. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenue:
Procedures	$12,042	$9,108	$36,622	$23,251
Systems	14,413	9,315	28,467	24,153
Service	2,722	1,591	7,402	4,215
Total revenue	29,177	20,014	72,491	51,619
Cost of revenue:
Procedures	6,226	2,484	12,001	5,998
Systems	5,453	3,973	10,697	9,499
Service	295	378	1,127	911
Total cost of revenue	11,974	6,835	23,825	16,408
Gross profit	17,203	13,179	48,666	35,211
Operating costs and expenses:
Selling, general and administrative	20,258	16,533	59,330	48,479
Research and development	4,973	5,054	15,071	14,263
Depreciation and amortization	1,323	1,177	3,867	3,129
Total operating costs and expenses	26,554	22,764	78,268	65,871
Loss from operations	(9,351)	(9,585)	(29,602)	(30,660)
Other income (expense), net	2,842	(51)	2,867	161
Loss before income taxes	(6,509)	(9,636)	(26,735)	(30,499)
Income tax expense	45	19	84	60
Net loss	$(6,554)	$(9,655)	$(26,819)	$(30,559)
Net loss per share - Basic and diluted	$(0.15)	$(0.24)	$(0.64)	$(0.75)
Weighted average common shares outstanding -
Basic and diluted	42,306	40,981	42,054	40,568

Condensed Balance Sheets (unaudited) (in thousands)	September 30,	December 31,
	2012	2011
Current Assets:
Cash and cash equivalents	$11,180	$13,438
Short-term investments	17,242	36,354
Accounts receivable	19,599	20,783
Inventory	24,562	19,529
Deferred cost of revenue	544	160
Financing commitment asset	6,814	—
Prepaid and other current assets	4,340	1,800
Total current assets	84,281	92,064
Long-term investments	21	8,902
Property and equipment, net	23,878	19,389
Intangible assets, net	6,080	7,284
Other assets	169	132
Total assets	$114,429	$127,771

Current Liabilities:
Accounts payable	$2,497	$4,231
Accrued compensation and employee benefits	2,292	7,579
Other accrued liabilities	8,077	10,622
Deferred revenue	7,135	4,826
Total current liabilities	20,001	27,258
Deferred revenue, non-current	981	75
Total liabilities	20,982	27,333
Stockholders’ equity:
Common stock	42	41
Additional paid-in capital	309,221	289,352
Accumulated deficit	(215,844)	(189,025)
Accumulated other comprehensive gain	28	70
Total stockholders’ equity	93,447	100,438
Total liabilities and stockholders’ equity	$114,429	$127,771

Condensed Statements of Cash Flows (unaudited) (in thousands)	Nine months ended September 30,
	2012	2011
Operating activities:
Net loss	$(26,819)	$(30,559)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,281	3,188
Amortization of intangible assets	1,269	1,026
Stock-based compensation	10,418	7,433
Provision for inventory reserve	3,262	222
Amortization of premium on investment securities	297	365
Loss on asset impairment	828	148
Provision for doubtful accounts	245	137
Issuance of restricted stock under development agreement	681	1,440
Non-cash changes under credit facility	(3,204)	—
Changes in operating assets and liabilities:
Accounts receivable	939	195
Inventory	(10,568)	(9,808)
Deferred cost of revenue	(384)	(125)
Prepaid and other current assets	(2,540)	(827)
Other assets	(37)	50
Accounts payable	(1,734)	3,300
Accrued compensation and employee benefits	(5,287)	(1,856)
Other accrued liabilities	(2,545)	2,679
Deferred revenue	3,215	836
Net cash used in operating activities	(27,683)	(22,156)
Investing activities:
Purchase of investments	(3,159)	(30,646)
Proceeds from sales and maturities of investments	30,813	41,175
Acquisition of property and equipment	(7,325)	(8,115)
Acquisition of intangible assets	(65)	(1,200)
Net cash provided by investing activities	20,264	1,214
Financing activities:
Proceeds from employee stock purchase plan	1,344	798
Exercise of common stock options and warrants for cash	3,989	2,411
Payment of payroll taxes relating to vesting of restricted stock	(172)	(965)
Net cash provided by financing activities	5,161	2,244
Net decrease in cash and cash equivalents	(2,258)	(18,698)
Cash and cash equivalents at beginning of period	13,438	27,108
Cash and cash equivalents at end of period	$11,180	$8,410

CONTACT:

Investors:

MAKO Surgical Corp.
954-628-1706
investorrelations@makosurgical.com

or

Westwicke Partners
Mark Klausner

443-213-0500
makosurgical@westwicke.com

Source: MAKO Surgical Corp.